UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 28, 2007
IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-49839 (Commission File Number)	45-0478605 (I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA (Address of principal executive offices)	02139 (Zip Code)
(617) 995-9800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement
     On September 28, 2007 Idenix Pharmaceuticals, Inc. (the “Company”) entered into a fourth amendment to the Development, License and Commercialization Agreement, dated May 8, 2003 and as amended on April 30, 2004, December 21, 2004 and February 27, 2006, among the Company, Idenix (Cayman) Limited and Novartis Pharma AG (“Novartis”) (the “2007 Amendment”) and a Transition Services Agreement between the Company and Novartis (the “TSA”). The 2007 Amendment and TSA are effective as of October 1, 2007.
     Pursuant to the 2007 Amendment, the Company transferred to Novartis all of its development, commercialization and manufacturing rights to telbivudine, the Company’s drug product for the treatment of hepatitis B, on a world-wide basis. Telbivudine is marketed as Tyzeka® in the United States and as Sebivo® in the rest of the world. The Company will receive royalty payments equal to a percentage of net sales of Tyzeka®/Sebivo®, with such percentage increasing according to specified tiers of net sales. The royalty payment shall vary based upon the territory and the aggregate dollar amount of net sales. Novartis is responsible for development and commercialization expenses relating to telbivudine after the effective date. Novartis shall also be responsible for certain costs associated with the transition of third party contracts and arrangements relating to telbivudine and any intellectual property prosecution and enforcement activities. Pursuant to the TSA, the Company will provide Novartis with certain services relating to telbivudine through March 31, 2008 (or later if agreed to by the parties). The Company will be reimbursed for these services at an agreed upon rate.
     As of September 28, 2007, Novartis owned approximately 56% of the Company’s common stock.
Item 1.02      Termination of a Material Definitive Agreement
     As a result of the effect of the 2007 Amendment, each of the Master Manufacturing and Supply Agreement (the “Supply Agreement”) entered into between the Company and Novartis in May 2003 and the Commercial Manufacturing Agreement (the “Manufacturing Agreement”) entered into between the Company and Novartis in June 2006 is terminated effective as of October 1, 2007. The Supply Agreement provided that Novartis would manufacture for the Company the active pharmaceutical ingredient (the “API”) for the clinical development supply and potentially the API for the commercial supply of product candidates Novartis had licensed from the Company such as telbivudine. Under the Manufacturing Agreement, Novartis had been responsible for manufacturing the commercial supply of Tyzeka® that was intended for sale in the United States. No penalties were incurred by the Company as a result of the termination of these two agreements.
Item 2.05      Costs Associated with Exit or Disposal Activities
     The information provided in Item 1.01 Entry into a Material Definitive Agreement is incorporated herein by reference. The Company will restructure its operations by a workforce reduction of approximately 100 positions, the majority of which support the development and commercialization of Tyzeka/Sebivo in the United States and Europe, as a result of entering into the 2007 Amendment and the TSA. The majority of the workforce reductions was effectuated on September 30, 2007 and is expected to continue through January 31, 2008.
     As a result of the restructuring, the Company expects to incur between $5 million and $10 million in charges, primarily associated with one-time employee severance benefits and the write-off of certain assets. These charges are expected to be recorded in the quarter ended September 30, 2007 and the quarters ending December 31, 2007 and March 31, 2008. The restructuring is expected to result in annualized savings of approximately $40.0 million to $45.0 million.
     This Current Report on Form 8-K contains forward looking statements, including, but not limited to, statements regarding the expected charges, costs and savings related to the restructuring plan. These forward looking statements are only predictions based upon current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, the Company’s ability to implement the workforce reductions in various geographies; possible change in the size of the expected costs and charges; possible changes in the size of the expected cost savings; and general economic conditions. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” in the Company’s annual report on

Form 10-K for the year ended December 31, 2006 and filed with the Securities and Exchange Commission, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and other filings that the Company makes with the Securities and Exchange Commission.
     All forward looking statements reflect the Company’s expectations only as of the date of this Current Report on Form 8-K and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to this date. The Company anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.
Item 9.01.      Financial Statements and Exhibits
(c)   Exhibits
99.1	Press Release, dated September 28, 2007, issued by Idenix Pharmaceuticals, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
Date: October 3, 2007	By:	/s/ Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.
Chief Financial Officer and Treasurer

Exhibit Index
99.1	Press Release, dated September 28, 2007, issued by Idenix Pharmaceuticals, Inc.